Exhibit 99.1

One Franklin Plaza

Burlington, NJ 08016-4907

(609) 386-2500

CONTACT:	Arnold D. Levitt
Senior Vice President
Chief Financial Officer
	1 609 386-2500	FOR IMMEDIATE RELEASE

FRANKLIN ELECTRONIC PUBLISHERS SELLS ITS 25% INTEREST

IN FRENCH SOFTWARE DEVELOPER MOBIPOCKET.COM S.A.

BURLINGTON, NEW JERSEY - March 30, 2005 - Franklin Electronic Publishers (AMEX:FEP) announced today that it has sold all of its ordinary shares in the closely-held French software company MobiPocket S.A. of Paris for approximately $2.5 million in cash. Franklin expects to realize a gain on the transaction of approximately $1.7 million in the quarter ending March 31, 2005.

In connection with the sale, Franklin has secured a series of agreements that provide that MobiPocket will continue to provide software development services to and will continue its licensing relationship with Franklin. MobiPocket's technology enables the reading of secure electronic content on Franklin's proprietary devices. Franklin intends to embed MobiPocket technology developed and licensed under these agreements into Franklin’s next generation reference devices localized for Franklin’s global markets, such as the rapidly expanding Asian market. In addition, the agreements provide for Franklin’s continued use of MobiPocket's technology for the publication and distribution of downloadable electronic content.

Franklin Electronic Publishers (AMEX:FEP) is a world leader in electronic handheld information, having sold more than 32,000,000 electronic books since 1986. Current titles available directly or through partners number more than 22,000 in sixteen languages under license from world class publishers, such as Merriam-Webster and HarperCollins, focused in five genres: Learning, Language Learning, Travel, Spiritual, and Leisure. The Company also licenses its underlying technology to an array of partners including Adobe, Ademco (a division of Honeywell), Macromedia, and Mobile Digital Media (formerly a division of Palm). Franklin distributes ROLODEX® Electronics branded organizers worldwide and SEIKO branded reference products in North and South America and Australia and will begin distribution of those products in the European Community in 2005. Franklin’s products are available at 45,000 retail outlets worldwide, through catalogs, and online at http://www.franklin.com.

ROLODEX® is a registered trademark of Berol Corporation, a subsidiary of Newell Rubbermaid Inc. SEIKO is a registered trademark of SEIKO Corporation.

Except for the historical information contained herein, the matters discussed throughout this release, including, but not limited to, those that are stated as Franklin’s belief or expectation or preceded by the word “should” are forward looking statements that involve risks to and uncertainties in Franklin’s business, including, among other things, the timely availability and acceptance of new electronic books and organizers, changes in technology, the impact of competitive electronic products, the management of inventories, Franklin’s dependence on third party component suppliers, manufacturers, and licensors, including those that provide Franklin-specific parts and those that license specific key titles to Franklin, and other risks and uncertainties that may be detailed from time to time in Franklin’s reports filed with the Securities and Exchange Commission.